Exhibit 99.1

OptimizeRx Joins MSCI USA Microcap Index

ROCHESTER, Mich., (November 30, 2018) — OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health messaging for the pharmaceutical industry, joined the MSCI USA Microcap Index at the conclusion of the MSCI indexes semi-annual reconstitution, effective after the U.S. market closes today, according to the MSCI website.

“Joining the MSCI USA Microcap Index represents another major market milestone for OptimizeRx after our up-listing to Nasdaq earlier this year,” said OptimizeRx CEO, William Febbo. “We expect it to provide us greater visibility in the investment community. We believe it reflects how we’ve now arrived at an inflection point in our growth and development, supported by our recent acquisition of CareSpeak Communications and our growing point-of-care network. This network now reaches more than half of the ambulatory patient market in the U.S. where it is helping to improve medication affordability, adherence and health care outcomes.”

OptimizeRx recently reported record third quarter of 2018 results, its eighth consecutive quarter of revenue growth and second consecutive quarter of profitability. Net revenue increased 75% to a record $5.4 million, gross margin improved from 45.1 percent to 58.1 percent, and net income of $245,000 or $0.02 per diluted share.

The MSCI USA Micro Cap Index is designed to measure the performance of the micro-cap segment of the U.S. equity market. According to MSCI, with nearly 1,000 constituents, the index represents approximately 1% of the free float-adjusted market capitalization in the U.S. The index is reviewed quarterly and rebalanced in May and November semi-annual index reviews.

For more information on MSCI and the MSCI USA Micro Cap Index, please visit www.msci.com.

About MSCI

For more than 40 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on the company’s offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research. Its line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research. MSCI serves 99 of the top 100 largest money managers, according to the most recent P&I ranking. For more information, visit us at www.msci.com.

About OptimizeRx
OptimizeRx® (NASDAQ: OPRX), a digital health company, connects pharmaceutical companies to patients and providers, offering greater affordability, adherence and brand awareness at the point-of-care. As the nation’s largest point-of-prescribe promotional platform for the pharmaceutical industry, OptimizeRx provides a direct channel for pharma companies to communicate with healthcare providers right within their workflow. The cloud-based solution supports patient adherence to medications with real-time access to financial assistance, prior authorization, education and critical clinical information. OptimizeRx provides more than half of the ambulatory patient market with access to these benefits through leading EHR platforms like Allscripts, Amazing Charts and Quest. The company’s mobile messaging platform also supports direct, real-time communication to patients for improved medication adherence, affordability, and healthcare outcomes. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words ’estimate,‘ ‘possible’ and ’seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Nicole Brooks, Innsena Communications

(Tel) 860-800-2344

nicolebrooks@innsena.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team